Exhibit 10.12

August 25, 2020

BY EMAIL

Mr. Jeffrey Trigilio

Dear Jeff,

On behalf of Cullinan Management, Inc. (hereinafter referred to as the “Company”), I am pleased to set forth the terms of your employment with the Company:

1.        You will be employed to serve as, the Chief Financial Officer, reporting to the Company’s Chief Executive Officer. You will be responsible for duties that are consistent with such a position. You agree to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company. Your anticipated start date is September 8, 2020, or sooner by mutual agreement.

2.        Your base salary will be $375,000 on an annualized basis, payable in installments in accordance with the Company’s customary payroll procedures and applicable law, and subject to deductions and withholdings as required by law.

3.        Following the end of each fiscal year and subject to the approval of the Company’s Board of Directors, you will be eligible for a performance bonus of up to 30% of your base salary, based on your individual performance and the Company’s performance during the applicable fiscal year, as determined by the Board in its sole discretion in accordance with certain milestones to be mutually agreed upon between you and the Board each year. You must be an active employee of the Company on the date any bonus is distributed in order to be eligible for and to earn a bonus award.

4.        Subject to the terms and conditions thereof and all eligibility requirements, you may participate in any and all benefit programs that the Company establishes and makes available to its employees from time to time, including but not limited to: medical, dental, vision, 401(k), group and AD&D insurance, short-term disability, long-term disability, and EAP / Travel Assistance. You will also be eligible for vacation in accordance with the Company’s current vacation policy. The benefit programs made available by the Company, and the rules, terms and conditions for participation in such benefit programs, may be changed by the Company at any time without advance notice.

5.        Subject to the approval of the Board of Directors of Cullinan Oncology LLC (the “LLC”), the LLC will grant you incentive units (the “Units”) under the LLC’s Profits Interest Plan (the “Plan”) equating to an ownership interest entitling you to 100 basis points (1.00%) of the distributions made by the LLC with respect to the Common Units of the LLC in excess of the strike price associated with your Units. The strike price of each Unit will be determined by the LLC’s Board of Directors on the date such Units are granted and shall be equal to the amount that would be distributed in respect of a Common Unit of the LLC in a hypothetical liquidation of the LLC on the date of issuance of such Unit. The Units will be evidenced in writing by, and subject to the terms of the Plan and a Unit Grant Agreement provided by the LLC, which agreement will specify monthly vesting over four (4) years with a one (1) year cliff.

6.        You will be required to execute the Company’s standard form of Employee Invention, Non-Disclosure and Non-Solicitation Agreement (the “Employee Agreement”) as a condition of your employment.

7.        You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter.

8.        This letter shall not be construed as an agreement, either expressed or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at will, under which both you and the Company remain free to terminate the employment relationship for any reason, with or without cause, at any time, and with or without notice. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company, except to the extent specifically set forth above.

If you agree with the provisions of this letter, please sign in the space provided below and return it to me along with a signed copy of the Employee Agreement.

Very truly yours,	Agreed to and accepted by:

/s/ Owen Hughes	/s/ Jeffrey Trigilio

Owen Hughes	Mr. Jeffrey Trigilio
Chief Executive Officer Cullinan Management Inc.